Exhibit 99.1

Pinnace Bankshares Corporation Announces Cash Dividend

Altavista, VA, November 13, 2020/Globe Newswire/ - Pinnacle Bankshares Corporation (“Pinnacle” or the “Company”) (OTCQX: PPBN), the one-bank holding company for First National Bank (the “Bank”), announced today that its Board of Directors declared a cash dividend of $0.14 per share on November 10, 2020, payable December 4, 2020, to shareholders of record as of November 20, 2020.

The $0.14 per share cash dividend is equal to the $0.14 dividend paid last quarter and marks the thirty-third consecutive quarter a dividend has been declared. Pinnacle previously released its third quarter 2020 earnings on November 6, 2020.

“Pinnacle is pleased to be able to provide a consistent quarterly cash dividend of $0.14 per share to its shareholders for 2020,” stated Aubrey H. Hall, III, President and Chief Executive Officer for both the Company and the Bank. Mr. Hall further commented, “While net income through nine months of 2020 has declined as compared to the same time period of 2019, it is primarily due to higher noninterest expense associated with strategic growth initiatives including our recently completed merger with Virginia Bank Bankshares, Inc. Our current operating environment presents many challenges and uncertainties due to the negative impacts of the COVID-19 Pandemic, however, we remain pleased with Pinnacle’s overall performance and how the Company is positioned for the future.”

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Bedford, Amherst, and the Cities of Lynchburg, Danville and Charlottesville. The Company has a total of seventeen branches with two located in the Town of Altavista in Campbell County, where the Bank was founded. Other branch locations include three additional branches in Campbell County, one branch in the Town of Amherst in Amherst County, three branches in the City of Lynchburg and one branch in Bedford County. Seven additional branches were acquired through the Company’s merger with Virginia Bank Bankshares, Inc., including four in the City of Danville and three in Pittsylvania County. The Company also operates a loan production office located in Charlottesville. The Company plans to open another branch at the Graves Mill Plaza in Forest during 2021. First National Bank is in its 112th year of operation.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. Any statements contained herein that are not historical facts are forward-looking and are based on current assumptions and analysis by the Company. These forward-looking statements may include, but are not limited to, statements regarding the credit quality of our asset portfolio in future periods, the expected losses of nonperforming loans in future periods, returns and capital accretion during future periods, our cost of funds, the maintenance of our net interest margin, future operating results and business performance, results of the Company’s pending merger with Virginia Bank Bankshares, Inc. (“Virginia Bank”), and the potential effects of the COVID-19 pandemic and related impacts on the Company’s financial condition and results of operations. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, the effectiveness of management’s efforts to improve asset quality, returns, net interest margin and collections and control operating expenses, management’s efforts to minimize losses related to nonperforming loans, management’s efforts to lower our cost of funds, the Company’s branch expansions, cyber threats, attacks or similar events, the potential adverse effects of the ongoing COVID-19 Pandemic on local and national economies and markets and any governmental or societal responses thereto, the effect of steps taken by the Company in response to the COVID-19 Pandemic, the severity and duration of the pandemic, the impact of loosening of governmental restrictions, the ability of the Company and the Bank to realize the anticipated benefits of the merger with Virginia Bank, changes in: interest rates, general economic and business conditions, including unemployment levels and slowdowns in economic growth, declining collateral values, especially real estate, the real estate market, the legislative/regulatory climate, including laws and regulations concerning taxes, banking, securities, insurance, and healthcare with which the Company and its subsidiaries must comply, including recent and potential legislative and regulatory changes in response to the COVID-19 Pandemic such as the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”)t and the rules and regulations that may be promulgated thereunder, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the CARES Act, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our views as of the date of this release.

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 or bryanlemley@1stnatbk.com